Paivis, Corp. Provides Information Regarding the Issuance of Shares as per the Recently Completed Merger With Jupiter Global Holdings, Corp.

ATLANTA, GA -- (MARKET WIRE) -- 05/22/2006 -- Paivis, Corp. ("Paivis" or the "Company") (OTCBB: PAIV) today provides information regarding the shares (the "Merger Shares") to be issued to the Jupiter Global Holdings, Corp. shareholders ("Jupiter Shareholders")under the terms of the recently completed Merger Agreement with Jupiter Global Holdings, Corp. Specific details regarding the Merger Agreement and the Merger Shares can be found in Form 8Ks filed on April 25, 2006 and May 17, 2006 with the U.S. Securities and Exchange Commission.

These Merger Shares to be received by the Jupiter Shareholders are restricted securities as defined by Rule 144. Specifically, the Merger Agreement provides that the Merger Shares will not be registered under the Securities Act, or the securities laws of any state, and absent an exemption from registration contained in such laws, cannot be transferred, hypothecated, sold or otherwise disposed of until; (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) Paivis receives an opinion of counsel for Paivis that an exemption from the registration requirements of the Securities Act is available.

The Merger Shares are currently in the process of being issued by the Company and therefore as of the time of this press release have not been allocated to the Jupiter shareholders of record and the Jupiter beneficial shareholders which would normally be further allocated by the Depository Trust Company.

The Depository Trust Company has confirmed with Paivis that no allocation of any Merger Shares has taken place by them due to the facts that the Merger Shares are restricted and that the Merger Shares have not been physically received by Depository Trust Company for further allocation.

Paivis wished to notify its new shareholders from Jupiter Global Holdings, Corp. to contact the Company or their broker dealer for more information on the delivery of their Merger Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 (the "PLSLRA") provides a "safe harbor" for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.

Statements contained herein that are not based on historical fact, as well as other statements including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "will," "could" and other similar expressions, constitute forward-looking statements under the PSLRA. Paivis intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements are based on current assumptions but involve known and unknown risks and uncertainties that may cause Paivis' actual results, performance or achievements to differ materially from current expectations. These risks include economic, competitive, governmental, technological and other factors discussed in Paivis' annual, quarterly and other periodic public filings on record with the Securities and Exchange Commission which can be viewed free of charge on its website at http://www.sec.gov.

For more Paivis information please contact:
Paivis Shareholder Services
Phone: 800-963-6471